Exhibit 10.11

EMPLOYMENT AGREEMENT

THER EMPLOYMENT AGREEMENT ("Agreement'") is effective as of the 16 day of September, 2025 (the "Effective Date"), by and between

Verdera Energy Corp. (“VERDERA” or the “Company”)

AND

Janet Lee-Sheriff (the "Employee").

In consideration of the agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

ARTICLE 1

EMPLOYMENT REPORTING AND DUTIES

1.1           Employment

The Company hereby employs and engages the services of Employee to serve as Chief Executive Officer & President (“CEO”) of VERDERA. Employee will diligently and competently serve as, and perform the functions of, CEO for the compensation and benefits stated herein. A copy of Employee's current job description is attached hereto as Schedule A, and Company and Employee agree and acknowledge that, subject to Article 4.2(c), Company retains the right to reasonably add to, or remove, duties and responsibilities set forth in that job description as business or other operating reasons may arise for changes to occur. It is understood that Employee may be appointed an officer and director of the subsidiary(ies) of VERDERA from time to time as required for operational efficiency, and as a director on the board of directors (the “Board”) of VERDERA during the Term of this Agreement. The compensation set out in this Agreement includes all compensation for such appointments.

Employee acknowledges and agrees that any services provided to the Company or any of its subsidiaries by Employee prior to the Effective Date of this Agreement were solely provided by Employee in the capacity of an independent contractor and that Employee has been fully compensated for any such services.

1.2           Fulltime Service

Excluding any periods of vacation and sick leave to which Employee may be entitled, Employee agrees to devote Employee’s time and energies on a full-time basis to her responsibilities with the Company and shall not, during the Term of this Agreement, be engaged in any business activity which would interfere or compete with or prevent Employee from carrying out Employee’s duties under this Agreement. The Company acknowledges that the Employee may serve on other non-uranium company boards of directors, industry committees or boards and be otherwise involved in other non-uranium public and/or private companies subject to prior approval of the Board, which approval shall not be unreasonably withheld, so long as such service does not interfere with the proper performance of this Agreement. Until such time as public transaction is implemented, the percentage of time shall be deemed to be part time with cash compensation to reflect the time allocation.

1.3           Location

The Employee shall work from any location with suitable electronic access approved by the Company. The Employee will be available to travel as required in connection with the performance of the functions of CEO, including to make presentations, attend events and otherwise meet with investment and nuclear industry participants, regulators and stakeholders as a key representative of the Company, attend virtual and in-person board meetings, and to travel to the Company’s uranium projects in New Mexico and other possible locations.

1.4           Fiduciary

The Employee is a fiduciary of, and will honor all of her fiduciary duties to, the Company both during the Term and after ceasing to be an employee.

1.5           No Prior Restrictions

The Employee represents and warrants that her employment with the Company does not violate, or cause her to be in breach of, any obligation or covenant made to any former employer or other third party, and that during the course of her employment with the Company he will not take any action that would violate or breach any legal obligation that he may have to any former employer or other third party.

1.6           Annual Physical

Should the Board adopt a policy requiring an annual physical exam, the Employee agrees to obtain an annual physical exam from a medical doctor (or doctors), and at a facility, licensed and in good standing in Canada at the Company’s expense. In the absence of a Board requirement, the Employee will have the right to voluntarily obtain an annual physical exam as above.

ARTICLE 2

COMPENSATION AND RELATED ITEMS

2.1           Compensation

As full compensation and consideration for the services to be rendered by Employee under this Agreement, during the Term, the Company agrees to pay Employee and Employee agrees to accept (dollar amounts in CAD):

(a)	Base Salary. A base salary ("Base Salary") of $300,000 CAD per annum pro-rated for any partial year, which shall be paid in accordance with the Company's standard payroll practices upon listing as a public company. Until such time the compensation will be deemed to be $15,000 CAD/monthly. The Employee will be entitled to a retroactive lump sum payment for the period May 1, 2025 to the Effective Date to the date this Agreement is signed representing the difference between monies provided to her during this period and the Base Salary. Employee's Base Salary may be increased from time to time at the discretion of the Company, and after any such change, Employee's new level of Base Salary shall be Employee' s Base Salary for purposes of this Agreement until the effective date of any subsequent change.

(b)	Cash Bonus. The Employee will be eligible to receive, at the discretion of the Board, a cash bonus of up to 50% of the Base Salary (the "Cash Bonus") during each calendar year commencing in 2025, such Cash Bonus to be paid in accordance with the determination of VERDERA’s Compensation Committee (the “Compensation Committee”) based on metrics, including: a.) Financial Condition of VERDERA; b.) Predetermined performance goals for Employee established by VERDERA in consultation with the Employee which shall be goals that exceed the reasonably acceptable performance standards expected of a Chief Executive Officer of a public mineral exploration and development company; and c.) Share price performance. For clarity, the Cash Bonus will only be payable for achieving goals that materially exceed the standards for performing the role to a reasonably expected level. In order to receive any Cash Bonus, the Employee must be actively employed by the Company on December 31st of the calendar year in which such Cash Bonus is earned, except as expressly provided in Article 3.5(b) of this Agreement. If a Cash Bonus is awarded by the Company, then the Cash Bonus will be paid no later than March 15th of the year following the year for which the Cash Bonus is being paid, except as expressly provided in Article 3.5(b) of this Agreement. For further clarity, nothing in this Article 2.1(b) shall preclude the Company from awarding Employee additional bonus or incentive compensation on terms and conditions to be established by the Company in its sole discretion.

(c)	Stock Options. The Employee is entitled to participate in the VERDERA stock option plan as in effect from time to time ("SOP"). Upon signing this Agreement, the Employee will receive an initial grant of 500,000 options priced at $0.50 (CDN). Further annual and special grants will be determined by the Board with guidance from the Compensation Committee. All grants are subject to the terms and conditions of the SOP and any applicable share option certificate or agreement.

Employee acknowledges that any increases to the Base Salary or awards of incentive compensation may be conditional on Employee's agreement to amendments to Article 6 of this Agreement.

2.2           Expenses

The Employee shall be allowed reasonable and necessary business expenses in connection with the performance of Employee's duties within the guidelines established by the Company as in effect at any time with respect to key employees ("Business Expenses"), including, but not limited to, reasonable and necessary expenses for food, travel, lodging, entertainment, office related items and other items in the promotion of the Company within such guidelines. The Company shall also reimburse the Employee for legal costs associated with the review of this Agreement, with such expense not to exceed $1,500 (CAD). The Company shall promptly reimburse Employee for all reasonable Business Expenses incurred by Employee upon Employee's presentation to the Company of an itemized account thereof, together with receipts, vouchers, or other supporting documentation or as a per diem at rates agreed to by the CFO or Board of Directors and the Employee. All travel will adhere to the Board of Directors approved Travel Policy as implemented and amended from time to time.

2.3           Vacation

Employee will be entitled to four weeks of vacation during each full calendar year during the Term (pro-rated for any partial year) which will accrue monthly and be pro-rated if the employment ends for any reason during a calendar year and is subject to any applicable policy of the Company. Vacations shall be scheduled reasonably and as to not conflict with Employee duties as described herein. Any unused vacation will not carry over from year to year and shall be paid pro rata to the Employee, unless otherwise agreed between the Employee and the Company.

2.4           Benefits

During the Term, Employee shall be entitled to participate in any Company health benefit plans the Company makes available to employees to the same extent as other employees of the Company with similar position or level.

ARTICLE 3

TERMINATION

3.1           Term

Employee's employment under this Agreement shall commence on the Effective Date and is indefinite, except the employment of the Employee and this Agreement may be terminated by either party as expressly provided herein (the “Term”).

3.2           Termination of Employment

Except as may otherwise be provided herein, Employee's employment under this Agreement may terminate as follows:

(a)	The Company, in its sole discretion and at any time, may terminate the employment of Employee:

(i)	with Just Cause;

(ii)	without Just Cause; or

(iii)	as a result of the Employee’s Incapacitation;

subject to applicable employment related legislation, provision of written notice of termination to the Employee specifying whether the termination is with or without Just Cause or as a result of Incapacitation and confirming the effective date of the termination, and provision of the payments and entitlements set out in Article 3.4 or 3.5, as applicable.

(b)	The Employee may terminate their employment with the Company:

(i)	with Good Reason; or

(ii)	without Good Reason;

subject to provision of 30 days’ written notice of termination to the Company specifying whether the termination is with or without Good Reason and Employee shall receive the payments and entitlements set out in Article 3.4 or 3.5, as applicable.

(c)	The Employee’s employment shall immediately terminate:

(i)	as a result of a deemed termination without Just Cause in accordance with the requirements of Article 4.1(a); or

(ii)	as a result of the Employee’s death;

and Employee shall receive the payments and entitlements set out in Article 3.4 or 3.5, as applicable.

In the event of any termination of the Employee's employment with the Company, regardless of reason or who initiates the termination, the Employee agrees that he will be deemed to have resigned, effective as of the date of the termination of her employment with the Company, from all director, officer, or other positions that he may hold with the Company, or with any other entity, including any subsidiaries of the Company, to the extent that he is serving in such capacity for such other entity at the request of the Company. Consistent with this paragraph, the Employee agrees, to the extent requested by the Company, or any other entity, to execute and immediately submit a letter of resignation, or other documentation to that effect, to the Company or to such other entity, as applicable

In this Agreement, “Accrued Liabilities” are the Base Salary, accrued but unpaid vacation pay, and any other minimum entitlements under the applicable employment standards legislation owing for the period up to and including the date of termination and include, where required, the minimum termination entitlements owing pursuant to the applicable employment standards legislation (the “ES Severance”).

3.3	Definitions

(a)	“Incapacitated” or “Incapacitation” or “Incapacity” mean the Employee is unable to perform substantially all of Employee’s employment duties for a period of six consecutive months or more or for periods collectively exceeding six months in any twelve-month period.

If any dispute arises between the parties as to whether Employee is Incapacitated or the prognosis of the Incapacity, Employee will submit to an examination by a physician selected by the mutual agreement of the Company and Employee acting reasonably, at the Company's expense. The decision of the physician will be certified in writing to the Company, and will also be sent by the physician to Employee or Employee's legally authorized representative and will be conclusive for the purposes of determining whether Employee is Incapacitated.

(b)	“Just Cause” means any conduct by Employee that would constitute "just cause" as that term is defined at law;

3.4	Payments and Entitlements in the Event of Termination by Company with Just Cause or by Employee without Good Reason

If the Company terminates Employee's employment with Just Cause, or if Employee terminates her employment without Good Reason, in either case whether before or after a Change of Control, then Employee's employment with the Company shall terminate without further obligation by the Company to Employee, except as expressly set out in this Article 3.4:

(a)	Accrued Liabilities: The Employee shall receive payment of all Accrued Liabilities in one lump sum, within the period required by the applicable employment standards legislation but no later than 20 working days after the effective date of termination.

(b)	Stock Options: The Employee will be entitled to exercise any rights with respect to stock options on termination of employment in accordance with, and subject to the terms of, the SOP and the terms and conditions of each grant.

(c)	Expense Reimbursement: The Company will reimburse the Employee for all proper Business Expenses incurred by the Employee in discharging her responsibilities to the Company prior to the effective date of termination of the Employee's employment in accordance with Article 2.2.

For clarity, the date the Employee ceased to be employed by the Company will be the date the Company advised the Employee is the termination date without regard to any common law, reasonable or other notice period the Employee may have been entitled to and did not receive and the Employee will not be entitled to any damages or other compensation in lieu of such notice of termination.

3.5	Payments and Entitlements in the Event of Termination by Company without Just Cause or as a result of Incapacitation, by Employee with Good Reason, as a result of a deemed without Just Cause termination under Article 4.1(a), or as a result of Employee’s death

If the Company terminates Employee’s employment without Just Cause or as a result of Employee becoming Incapacitated, Employee terminates her employment with Good Reason, or if Employee’s employment terminates as a result of Employee’ death, in any case whether before or after a Change of Control as defined in Article 4.1(a), or if there is a deemed termination without Just Cause upon a Change of Control as contemplated by Article 4.1(a), then Employee's employment with the Company shall terminate, and the Employee, or the Employee’s estate as applicable, shall receive the following payments and entitlements, as applicable, after the effective date of such termination in lieu of any other notice, severance, termination benefit or damages that would otherwise be payable to Employee:

(a)	Accrued Liabilities: The Employee shall receive payment of all Accrued Liabilities in one lump sum, within the period required by the applicable employment standards legislation but no later than 20 working days after the effective date of termination;

(b)	Cash Bonus: The Employee shall receive payment for any Cash Bonus for the calendar year preceding the calendar year in which the effective date of termination occurs if such Cash Bonus has been earned in the ordinary course but not yet paid as of the effective date of termination;

(c)	Severance Payment:

(i)	Severance Payment in Event of Termination without Just Cause (including under Article 4.1(a)) upon or within 12 months following Change of Control: in the event of a termination without Just Cause, or a deemed termination without Just Cause, in either case upon or within 12 months following a Change of Control, Employee shall receive an amount in cash equal to two times the Employee’s Base Salary, plus an amount equal to the most recent full year Cash Bonus paid. In such case as Termination occurs in 2025, prior to a full year’s bonus having been paid, then no amount equivalent to the Cash Bonus will be paid as part of the Termination payment. Such Severance Payment is to be paid within thirty calendar days after the date Employee signs the Release contemplated by Article 3.7 provided that, if the time period in which the Release must be executed spans two separate calendar years, then such amount shall not be paid prior to January 1 of the second of such calendar years; or

(ii)	Severance Payment in Event of Termination without Just Cause other than upon or within 12 months following Change of Control, Incapacitation or Death: in the event of a termination by the Company without Just Cause other than upon or within 12 months following a Change of Control, or by reason that the Employee is Incapacitated, or where the Employee dies, Employee shall receive an amount in cash equal to one times the Employee’s Base Salary, and one times the . . Such Severance Payment is to be paid within thirty calendar days after the date Employee signs the Release contemplated by Article 3.7 provided that, if the time period in which the Release must be executed spans two separate calendar years, then such amount shall not be paid prior to January 1 of the second of such calendar years;

(d)	Stock Options: The Employee will be entitled to exercise any rights with respect to stock options on termination of employment in accordance with the terms and conditions of the SOP and the terms and conditions of each grant.

(e)	Expense Reimbursement: The Company will reimburse the Employee for all proper Business Expenses incurred by the Employee in discharging her responsibilities to the Company prior to the effective date of termination of the Employee’s employment in accordance with Article 2.2.

For clarity, the date the Employee ceased to be employed by the Company will be the date the Company advised the Employee is the termination date without regard to any common law, reasonable or other notice period the Employee may have been entitled to and did not receive and the Employee will not be entitled to any damages or other compensation in lieu of such notice of termination.

Notwithstanding the foregoing, in the case of Incapacity, any Base Salary payable to Employee during the one year period of disability set forth in Article 3.3(a) will be limited to the amount payable without causing a reduction in the amount of any disability benefits Employee receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums.

3.6           Return of Materials

In connection with Employee’s separation from employment for any reason or at any time upon request by the Company, Employee shall return any and all physical and digital property belonging to the Company, and all material or records of whatever type containing Confidential Information, including, but not limited to, any and all documents, whether in paper or electronic form, which contain Confidential Information, any customer, partner and supplier information, production information, manufacturing-related information, pricing information, files, memoranda, reports, pass codes/access cards, training or other reference manuals, Company vehicle, telephone, gas cards or other Company credit cards, keys, computers, laptops, including any computer disks, software, facsimile machines, memory devices, printers, telephones, pagers, or the like.

3.7           Delivery of Release

Within ten working days after termination of Employee’s employment, and as a condition for receipt of payments set forth in Articles 3.5(b) and 3.5(c) the Company shall provide to Employee, Employee’s legal representative, or the estate of the Employee, as applicable, for signature a form of written release, which form shall be satisfactory to the Company and generally consistent with the form of release used by the Company prior to such termination of employment (the “Release”) and which shall provide a full release of all claims against the Company, VERDERA and its subsidiaries and related individuals, except for claims pursuant to any directors and officers liability insurance applicable to the Employee that may have been purchased by the Company and except where Employee has been named as a defendant in a legal action arising out of the performance of Employee’s responsibilities in which case the Release will exempt any claims which Employee or her or her legal representative or estate may have for indemnity by the Company with respect to any such legal action. Attached as Schedule B is a sample release which shall be subject to amendment by the Company in accordance with the form of release used by the Company prior to Employee’s termination to ensure adherence to applicable laws and best practices. As a condition to the obligation of the Company to make the payments provided for in such Articles, Employee, Employee's legal representative, or the estate of the Employee, as applicable, shall execute and deliver the Release to the Company.

ARTICLE 4

CHANGE OF CONTROL

4.1           Effect of Change of Control

ln the event of a Change of Control of VERDERA during the Term the following provisions shall apply:

(a)	If upon the Change of Control

(i)	the successor (whether direct or indirect, by purchase of assets, merger, consolidation, exchange of securities, amalgamation, arrangement or otherwise) to all or substantially all of the business and/or assets of VERDERA ("Successor") does not offer to employ the Employee on substantially the same terms and conditions as set out in this Agreement, including the Change of Control provisions; and/or

(ii)	any such Successor does not, by agreement in form and substance reasonably satisfactory to Employee, expressly assume and agree to perform this Agreement in the same or substantially similar manner and to the same or substantially similar extent that the Company would be required to perform it if no such succession had taken place, then Employee may after providing the Company or its Successor with 30 days’ notice of non-compliance with this Article 4.2(a) and the Company or its Successor having not remedied the non-compliance within the 30 days’ notice, treat the Employee’s employment as terminated, in which case the employment will be deemed to be terminated without Just Cause upon such Change of Control and Employee shall be entitled to the compensation and all other rights specified in Article 3 in the same amount and on the same terms as if terminated without Just Cause as set out therein, subject to the additional rights set out in paragraph (d) below;

(b)	If the Successor expressly assumes and agrees to perform this Agreement in the same or substantially similar manner and to the same or substantially similar extent that the Company would be required to perform it if no such succession had taken place, then all rights of Employee in this Agreement, including without limitation all rights to severance and other rights upon a termination with or without Just Cause, with or without Good Reason, upon a Incapacity or upon death under Article 3 of this Agreement shall continue after a Change of Control in the same manner as before the Change of Control, including the additional rights set out in paragraph (d) below;

(c)	For clarity, if there is a Change of Control and the employment of the Employee is continued by the Company or its Successor in the same role and on substantially the same terms and conditions then the Employee will not be entitled to any compensation under Article 3 of this Agreement; and

(d)	If,

(i)	there is a deemed termination without Just Cause under Article 4.1(a); or

(ii)	within 12 months following the effective date of the Change of Control, VERDERA, or its Successor, terminates the employment of Employee without Just Cause or by reason of Incapacity, or Employee terminates her employment under this Agreement for Good Reason, then, in addition to the other rights Employee has under this Agreement, and notwithstanding any other provision in this Agreement, but otherwise subject to the terms of the SOP and each grant, all of the stock options previously granted to Employee that have neither vested nor expired will automatically vest and become immediately exercisable. Employee will have 90 days from the effective date of the termination of Employee's employment, or such other time period as approved by the Board of Directors in its sole discretion in accordance with the terms of the SOP, to exercise any stock options which had vested as of the effective date of termination and thereafter Employee's stock options will expire and Employee will have no further right to exercise the stock options.

4.2           Definitions of Change of Control and Good Reason

For the purposes of this Agreement,

(a)	"Change of Control" means that a Person or group of persons “acting jointly or in concert” (as that term is used and defined in the British Columbia Securities Act) acquires, beneficially or otherwise (whether by purchase, exchange, amalgamation, merger, consolidation or otherwise), directly or indirectly, in one transaction or in a series of related transactions:

(i)	Control of the Company; or

(ii)	all or substantially all of the assets of the Company;

(b)	“Control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person through the ownership of more than 50% of the voting securities.

(c)	"Good Reason" means, without the written agreement of Employee, there is:

(i)	a material reduction or diminution in the level of responsibility, or official role or office of Employee;

(ii)	a reduction in the Employee's Base Salary or maximum Cash Bonus percentage; or

(iii)	a proposed, forced relocation of Employee to another geographic location greater than fifty (50) kilometers from Employee's primary residence, whether it is related to a Change of Control, or not, provided that before any event set out in Article 4.2(c)(i), (ii) or (iii) may be relied upon by the Employee, the Employee must have provided written notice to the Board and have given the Company at least thirty calendar days within which to cure the alleged event, and the Company must have not cured the alleged event within that 30 day period.

ARTICLE 5

CONFIDENTIALITY

5.1           Position of Trust and Confidence

Employee acknowledges that in the course of discharging her responsibilities, the Employee will occupy a position of trust and confidence with respect to the affairs and business of VERDERA and its customers and clients, and that the Employee will have access to and be entrusted with detailed Confidential Information concerning the present and contemplated mineral exploration and development projects, prospects, and opportunities of the Company. Employee acknowledges that the disclosure of any such Confidential Information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. Employee further acknowledges and agrees that the right to maintain such detailed Confidential Information constitutes a proprietary right which the Company is entitled to protect. The Employee acknowledges that the provisions of this Article 5 and Article 6 below are intended to, among other things, protect such proprietary right. The obligations in this Agreement are in addition to the fiduciary duties of the Employee.

5.2           Definitions

In Article 5 of this Agreement, “VERDERA” or the “Company” means Verdera Energy Corp. and any of its subsidiaries.

In this Agreement, "Confidential Information" means any information disclosed by or on behalf of the Company to Employee or developed by Employee in the performance of the Employee’s responsibilities at any time before or after the execution of this Agreement, and includes any information, documents, or other materials (including, without limitation, any drawings, notes, data, reports, photographs, audio and/or video recordings, samples and the like) relating to the business or affairs of the Company or any of their respective customers, clients or suppliers that is confidential or proprietary, whether or not such information:

(i)	is reduced to writing;

(ii)	was created or originated by an employee; or

(iii)	is designated or marked as "Confidential" or "Proprietary" or some other designation or marking.

The Confidential Information includes, but is not limited to, the following categories of information relating to the Company:

(a)	information concerning the present and contemplated mining, milling, processing, development and exploration projects, prospects and opportunities, including joint venture projects;

(b)	information concerning the application for permitting and eventual development or construction of properties, the status of regulatory and environmental matters, the compliance status with respect to licenses, permits, laws and regulations, property and title matters and legal and litigation matters;

(c)	information of a technical nature such as ideas, discoveries, inventions, improvements, trade secrets, now-how, manufacturing processes, specifications, writings and other works of authorship;

(d)	financial and business information such as business and strategic plans, earnings, assets, debts, prices, pricing structure, volume of purchases or sales, production, revenue and expense projections, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, or other financial data whether related to business generally, or to particular products, services, geographic areas, or time periods;

(e)	supply and service information such as goods and services suppliers' names or addresses, terms of supply or service contracts of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of supplier or use of a particular supplier, although generally known or available, yields advantages, the details of which are not generally known;

(f)	marketing information, such as details about ongoing or proposed marketing programs or agreements, sales forecasts or results of marketing efforts or information about impending transactions;

(g)	personnel information relating to employees, contractors, or agents, such as personal histories, compensation or other terms of employment or engagement, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

(h)	customer information, such as any compilation of past, existing or prospective customer's names, addresses, backgrounds, requirements, records of purchases and prices, proposals or agreements with customers, status of customer accounts or credit, or related information about actual or prospective customers;

(i)	computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flow charts, coding sheets, and the like), source codes, object code and load modules, programming, program patches and system designs; and

(j)	all information which becomes known to Employee as a result of Employee's employment by the Company, which Employee acting reasonably, believes or ought to believe is confidential or proprietary information from its nature and from the circumstances surrounding its disclosure to Employee.

Despite the foregoing, Confidential Information does not include information which the Employee can prove is information that was in the public domain at the date of disclosure to the Employee, or thereafter entered the public domain through no fault of the Employee or any other breach of confidentiality (but only after it has entered the public domain) provided that any combination of information that is Confidential Information will not be included within the exception merely because individual parts of the information were within the public domain unless the whole of the combination itself was in the public domain.

5.3           Non-Disclosure

Employee, both during and after the termination of her employment irrespective of the manner or cause of termination, will:

(a)	retain in confidence all of the Confidential Information;

(b)	refrain from disclosing to any person including, but not limited to, customers and suppliers of the Company, any of the Confidential Information except for the purpose of carrying out Employee's responsibilities with the Company, and

(c)	refrain from directly or indirectly using or attempting to use such Confidential Information in any way, except for the purpose of carrying out Employee's responsibilities with the Company.

Employee shall deliver promptly to the Company, at the termination of Employee's employment, or at any other time at the Company's request. without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information.

It is understood that should Employee be subject to subpoena or other legal process to seek the disclosure of such Confidential Information, Employee will advise the Company of such process and provide the Company with the necessary information, in each case to the extent he is legally permitted to do so, and reasonably cooperate with the Company in its efforts, to seek to protect the Confidential Information.

The Employee will never, either during employment with the Company of after the termination of employment hereunder for any reason, make or publish (including through any social media or media) any defamatory, disparaging, or otherwise derogatory remarks about the Company, its management, Board members or any of its employees. This prohibition does not apply in respect of reasonable comments made in good faith related to genuine post-employment competitive activities.

ARTICLE 6

NON-SOLICITATION AND NON-COMPETITION

6.1           Competitive Business and Employee Acknowledgment

In Article 6 of this Agreement:

(a)	“Business” means the exploration and development of uranium assets in New Mexico, United States of America through environmentally responsible extraction technology; and

(b)	“VERDERA” or the “Company” means Verdera Energy Corp. and any of its subsidiaries.

Employee acknowledges and agrees that the Business of the Company is highly competitive and that, by virtue of Employee’s position with the Company, the Company would be vulnerable to solicitation and competition by Employee during Employee’s employment with the Company and for a reasonable period of time after Employee’s employment with the Company terminates for any reason.

Employee acknowledges and agrees that the restrictions in Articles 6.2 and 6.3 of this Agreement are reasonable and that their scope as to time, activity and geographic region is as minimally necessary to protect the legitimate proprietary interests of the Company.

Employee acknowledges that the Company will periodically review the restrictions in this Article 6 of this Agreement and may make amendments to this Article 6 of this Agreement as a condition of future increases to the Base Salary or awards of incentive compensation.

6.2           Non-Solicitation

During the Term and for the period ending 12 months after the effective date of the termination of Employee's employment irrespective of the manner or cause of termination, Employee will not, without the prior written consent of the Company acting reasonably, either individually or in partnership or jointly with any other person, entity or organization, as principal, agent, consultant, contractor, employer, or employee directly or indirectly:

(a)	solicit business from any customer, client, partner or supplier of the Company, or any prospective customer, client, partner or supplier that, to the knowledge of the Employee, the Company was actively soliciting, whether or not Employee had direct contact with such customer, client, partner or supplier in a manner that is competitive with or detrimental to the Company or attempt to direct any such customer, client, partner or supplier away from the Company or to discontinue or reduce any one or more of their relationships with the Company; or

(b)	in any other manner persuade or attempt to persuade any officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company to discontinue or alter any one of their relationships with the Company.

For clarity, the restrictions in this Article 6.2 do not apply to solicitation or persuasion as applicable through broad media advertisements that are generic in nature.

6.3           Non-Competition

In this Article 6.3:

(a)	“Competitor” means any legal entity that engages in business that is the same as, or substantially similar to, or competes with, the Business of the Company.

(b)	“Competitive Duties” means any duties that:

(i)	are the same or substantially similar to some or all of the types of duties that Employee performed for the Company during the 12 month period immediately preceding the effective date of the termination of Employee’s employment and are in relation to products and /or services that are competitive with the products and /or services of the Company;

(ii)	involve the management, direction or supervision of personnel performing any duties which are the same or substantially similar to the duties described in Article 6.3(b)(i) of this Agreement; or

(iii)	involve executive, management, supervisory, consultation or strategic work in circumstances where Employee has Confidential Information, or had been given Confidential Information, that if used or disclosed in performing such duties could be advantageous to a Competitor or detrimental to the Company.

During the Term, except with the prior written consent of the Company, Employee will not compete with the Company in any manner whatsoever.

During the period ending 12 months after the effective date of the termination of Employee’s employment irrespective of the manner or cause of termination, Employee will not, without the prior written consent of the Company acting reasonably, either individually or in partnership or jointly with any other person, entity or organization, as principal, agent, consultant, contractor, employer, or employee directly or indirectly, perform Competitive Duties for any Competitor where the Competitive Duties relate in whole or in part to the Competitor’s business in New Mexico, United States of America.

6.4           Remedies for Breach of Restrictive Covenants

Employee acknowledges that in connection with Employee's employment he will receive or will become eligible to receive substantial benefits and compensation. Employee acknowledges that Employee's employment by the Company and all compensation and benefits from such employment will be conferred by the Company upon Employee only because and on the condition of Employee's willingness to commit Employee's best efforts and loyalty to the Company, including protecting the Confidential Information and abiding by the non-solicitation and non-competition covenants contained in this Agreement. Employee agrees that her obligations set out in Article 5 and Article 6 will not unduly restrict or curtail Employee's legitimate efforts to earn a livelihood following any termination of her employment with the Company. Employee agrees that the restrictions contained in Article 5 and t Article 6 are reasonable and valid and all defenses to the strict enforcement of these restrictions by the Company are waived by Employee. Employee further acknowledges that a breach or threatened breach by Employee of any of the provisions contained in Article 5 or Article 6 would cause the Company irreparable harm which could not be adequately compensated in damages alone. Employee further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from any court having jurisdiction, interim, interlocutory, and permanent injunctive relief, specific performance and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Employee directly or indirectly, has realized or may realize relating to, arising out of, or in connection with any such breach except to the extent, if any, such accounting and repayment is prohibited by applicable employment standards legislation. Should a court of competent jurisdiction declare any of the covenants set forth in Article 5 or Article 6 unenforceable, the court shall be empowered to modify and reform, including "blue penciling", such covenants to the extent necessary to be enforceable in the applicable jurisdiction and so as to provide relief reasonably necessary to protect the interests of the Company and Employee and to award injunctive relief, or damages, or both, to which the Company may be entitled. If any such restriction is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia without giving effect to its conflicts of laws principles and the laws of Canada applicable therein.

7.2           Assignability

This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives and heirs. The Company may assign this Agreement to any successor to all or substantially all of the business of the Company. This Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns.

7.3           Withholding

The Company may withhold from any amounts payable under this Agreement such federal, provincial or local taxes, employment insurance, workers compensation, and other amounts as shall be required to be deducted and withheld pursuant to any applicable law or regulation, and to remit any such amounts required to be withheld to applicable tax authorities.

7.4           Entire Agreement; Amendment

This Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise expressly provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all consulting, employment, severance or change of control agreements previously entered into between Employee and the Company. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

7.5           Independent Covenants

Each of the Employee's covenants set forth in Articles 5 and 6 will be construed as a covenant independent of any other covenant or provision of this Agreement or any other agreement between the parties hereto, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on a covenant or provision of this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the Employee's covenants set forth in Articles 5 and 6.

7.6           Multiple Counterparts; PDF Signatures

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one Agreement. Each party hereto may execute this Agreement in Portable Document Format or similar format ("PDF") sent by electronic mail. In addition, PDF signatures of authorized signatories of any party hereto will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any party will constitute due execution and delivery of this Agreement.

7.7           Notices

Any notice provided for in this Agreement shall be duly and properly given if in writing and if delivered by hand, by mail or by email to the other party. Any notice shall be deemed to be delivered at the time of delivery by hand or time of transmission by email to the email address(es) provided below. If delivered by mail, notice shall be sent to the applicable address set forth below or at such other address(es) as may be substituted therefor hereunder, and accompanied by notice by email or by hand as described above. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt at the below addresses as applicable.

If to the Company:

c/o Verdera Energy Corp.

750 West Pender, Suite 250

Vancouver, BC V6C 3B7

Canada

Attention: Chairman of the Board

If to Employee:

Janet Lee-Sheriff

Box 2654

Durango, CO 81302

Email:

7.8           Waiver

The waiver of any term or condition of this Agreement, or any breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Agreement, or any breach thereof.

7.9           Severability

In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

7.10        Minimum Standards

If any provision of this Agreement provides for a lesser benefit to the Employee than is provided for in the British Columbia Employment Standards Act, or any other applicable employment standards legislation, then the minimum standard contained the British Columbia Employment Standards Act or such other such legislation as applicable will prevail and be deemed to apply to the extent of the inconsistency.

7.11         Arbitration of Disputes

Both during and after the Employee’s employment under this Agreement, the Employee and the Company will make bona fide efforts to resolve any disputes arising between the parties by amicable negotiations. The parties agree that any and all disputes arising out of or in connection with this Agreement, or in respect of any relationship between the parties, will be referred to and finally and confidentially resolved by arbitration under the International Commercial Arbitration Rules of Procedure of the British Columbia International Commercial Arbitration Centre. The place of arbitration will be Vancouver, British Columbia, Canada. This provision does not apply to any rights that cannot by statute be made subject to mandatory arbitration.

Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Before an arbitrator makes a final determination on the merits of the controversy, either Party also may, without waiving any remedy under this Agreement, seek from any British Columbia Court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party

7.12         Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian or United States dollars as agreed.

7.13         Company's Maximum Obligations

The compensation set out in this Agreement represents the Company's maximum obligations, and other than as set out herein, Employee will not be entitled to any other compensation, rights or benefits in connection with Employee's employment or the termination of Employee's employment. This provision does not apply to any rights that cannot by statute be made subject to a waiver.

7.14         Full Payment; Mitigation Obligation

The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee and will be subject to a duty on the Employee to reasonably mitigate any alleged losses or claims.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

VERDERA ENERGY CORP.

Per:	/s/ Gregory Hayes
	Name:	Gregory Hayes
	Title:	Director

Date:	September 16, 2025

Signed, sealed and delivered by	)
Janet Lee-Sheriff in the presence of:	)
)
/s/ William Sheriff	)
Signature of Witness	)
	)	/s/ JANET LEE-SHERIFF
	)	JANET LEE-SHERIFF
William Sheriff	)
Name of Witness	)
	)	Date: _______________________, 2025

SCHEDULE A

JOB DESCRIPTION

Employee will discharge the responsibilities and exercise the authority expected of a Chief Executive Officer & President of a public mineral exploration and development company. More specifically, in addition to exercising general control of and supervision over the Company’s affairs, the following are the responsibilities of the Chief Executive Officer:

A.	Develop, recommend to the Board, and implement a long-term strategy and vision for the Company that leads to the creation of shareholder value;

B.	Develop, recommend to the Board, and implement annual business plans and budgets that support the Company’s long term strategy;

C.	Determine and manage the appropriate use of technology;

D.	Develop and recommend to the Board, the allocation of capital necessary to achieve the Company’s business plan;

E.	Ensure that the day-to-day business affairs of the Company are appropriately managed, including evaluation of the Company’s operating performance and initiating appropriate action where required;

F.	Work alongside the Chair and CFO to establish and maintain relationships with institutional investors and financial institutions to enhance awareness of the Company, leverage financings and ensure the Company is adequately financed for all operations and corporate activities;

G.	Consistently strive to achieve the Company’s financial and operating goals and objectives;

H.	Ensure fair presentation of the financial condition of the Company in continuous disclosure documents, and oversight and assessment of internal and disclosure controls of the Company;

I.	Ensure that the Company builds and maintains a strong and positive relationship with its investors; oversee all external communication related to the Company, ie. press releases, presentations to the investor and nuclear industry communities, etc., in accordance with Company policies and in collaboration with the Chair of the Board of Directors;

J.	Ensure that the Company achieves and maintains a competitive position within the industry;

K.	Ensure that the Company builds and maintains a strong positive relationship with its employees;

L.	Ensure that the Company builds and maintains a strong and positive relationship with local communities including by establishing working relationships with indigenous governments and communities;

M.	Ensure that the Company has an effective management team below the level of CEO and has an active plan for their development and succession;

N.	Formulate and oversee the implementation of major corporate policies;

O.	Ensure compliance with the Company’s Corporate Disclosure Policy, Environment, Health and Safety Policy and other policies;

P.	Build and maintain strong relationships with the corporate and public community;

Q.	Ensure management support for Board of Directors and Board Committees including providing support in the identification of potential Board members for consideration by the Board Committee responsible for nominations; and

R.	Other duties as reasonably required by the Company.

SCHEDULE B

SAMPLE RELEASE

FOR AND IN CONSIDERATION OF the terms set out in the Employment Agreement effective January 1, 2025 including all schedules thereto (the “Agreement”) and other good and valuable consideration, Janet Lee-Sheriff (the “Employee”) agrees to remise, release and forever discharge Verdera Energy Corporation (the “Company”), and each of its associated or related entities, subsidiaries, predecessors, successors, assigns, officers, owners, operators, directors, insurers and agents and each of their associated or related entities, subsidiaries, predecessors, successors, assigns, officers, owners, operators, directors, insurers and agents from any and all manner of actions, causes of action, suits, debts, damages, covenants, contracts, costs, expenses, compensation, claims and demands whatsoever, whether in law or in equity, whether known or unknown, relating to the Employee’s employment with the Company or the cessation of that employment, and without limiting the generality of the foregoing, any claims or rights under applicable employment standards and human rights legislation and any other applicable federal or provincial legislation (to the maximum extent permitted by such legislation), any claims for severance pay or pay in lieu of notice of termination, damages for loss of reputation, loss of position, loss of status, loss of future job opportunities, and constructive termination, any claims arising from the manner and timing of the termination, and any claims or rights under the weekly indemnity, long term disability, incentive and other benefit plans of the Company with the exception of claims for indemnification of the Employee by the Company in relation to claims in which the Employee has been named as a defendant and which either arise out of the Employee’s proper performance of her duties and responsibilities under the Agreement or with respect to which the Company’s directors and officers liability insurance is applicable.

Except for amounts to be paid or benefits and other entitlements to be provided to the Employee pursuant to the express terms of the Agreement after the date of execution of this Release, the Employee agrees and acknowledges that:

(a)	the Employee has received, or by virtue of the terms of the Agreement will receive, all wages including, without limiting the generality of the foregoing, overtime pay, vacation pay, holiday pay and pay in respect of termination of employment to which the Employee is entitled under applicable employment standards legislation as of the date of this Release;

(b)	the Company has, or by virtue of the terms of the Agreement will have, satisfied all obligations to the Employee under applicable human rights legislation in relation to the Employee’s employment and the cessation of the Employee’s employment, and there is no factual or legal basis for any claim or entitlement against the Company under that statute;

(c)	the payments to the Employee by or on behalf of the Company are not to be construed as an admission of liability on the part of the Company, which liability is expressly denied;

(d)	this Release is executed by the Employee for the purpose of making a full, final and irrevocable settlement of any and all claims whatsoever and howsoever arising against the Company;

(e)	the Employee will not make any further claim or take any proceedings whatsoever against the Company or any other person, the Company or other legal entity who might claim contribution or indemnity from the Company in respect of matters which are the subject of this Release;

(f)	the facts in respect of which this Release is made may prove to be other than or different from the facts now known or believed to be true, and the Employee expressly accepts and assumes the risk of the facts being different, and agrees that this Release will be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any difference in facts;

(g)	the Employee will indemnify and hold harmless the Company from all liability, if any, for any tax, penalty, interest or any other amount of any kind whatsoever arising under any one or more of the Income Tax Act (Canada), the Employment Insurance Act (Canada), the Canada Pension Plan Act (Canada), and any other similar statute of Canada or a province or territory thereof, that arises in consequence of the performance of the obligations to the Employee by or on behalf of the Company;

(h)	nothing in this Release shall constitute a waiver by the Employee of any of the Employee’s minimum substantive and/or procedural rights or entitlements under applicable employment standards or human rights legislation and/or any other applicable federal or provincial legislation that, by operation of law, cannot be avoided by contract;

(i)	the existence and terms of the settlement between the Employee and the Company and this Release are confidential and the Employee will not disclose, except as required by law, either the whole or part of such settlement or Release to anyone, but disclosure may be made to the Employee’s legal or financial advisors and spouse, on the condition that the Employee will ensure that those persons to whom the Employee makes disclosure maintain that confidentiality and do not disclose the existence and terms of the settlement;

(j)	this Release is voluntarily executed and the terms of the Release are contractual and not a mere recital; and

(k)	the Employee had read and understands this Release and has, prior to the execution hereof, had the opportunity to receive independent legal advice in respect hereof.

IN WITNESS WHEREOF JANET LEE-SHERIFF HAS SIGNED THIS RELEASE THHIS ___ DAY OF _________________, 20__.

To be executed by the Employee upon the cessation of the Employee’s employment

______________________________________

JANET LEE-SHERIFF